PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750 www.peoplesbancorp.com


                                NEWS RELEASE



FOR IMMEDIATE RELEASE        Contact:  Larry E. Holdren
April 1, 1999                          President, Retail and Banking Division
                                       (740) 373-3155



                        PEOPLES BANK OPENS SALES OFFICE
                       IN NEW MARTINSVILLE WAL-MART STORE
_____________________________________________________________________________

MARIETTA, Ohio - The Peoples Banking and Trust Company ("Peoples Bank"), a subsidiary of Peoples Bancorp Inc. (Nasdaq: PEBO), today announced its opening of Wetzel County's newest financial services facility.

Peoples Bank's sales office is located in the recently opened Wal-Mart superstore located at 1142 South Bridge Street, New Martinsville, West Virginia. The new banking facility offers extended evening and weekend hours (including Sundays) and provides a wide array of financial products and services.

"Banking in Wal-Mart's superstore environment is an exciting and challenging opportunity in the financial services industry," commented Larry E. Holdren, President of Peoples Bank's Retail and Banking Division. "We are pleased to be able to enhance our level of service for our current customers in Wetzel County and surrounding areas, and we are ready to satisfy the financial needs of Wal-Mart's customers while they do their shopping." The Wal-Mart banking center complements Peoples Bank's existing offices in New Martinsville and Steelton, and adds to the Company's existing network of community banking offices. Later in 1999, Peoples Bank will add similar financial service centers in Wal-Mart superstores located in Vienna and south Parkersburg, West Virginia (Wood County).

Peoples Bank is a subsidiary of Peoples Bancorp Inc., a bank holding company headquartered in Marietta, Ohio, with over $880 million in assets. Peoples Bancorp operates 35 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include Peoples Bank with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, and investment and insurance products. Learn more about Peoples Bancorp at www.peoplesbancorp.com.


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